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                                                                 EXHIBIT 10.16.1

                                LICENSE AGREEMENT

         This AGREEMENT made this twentieth (20th) day of December, 2000 (the "Effective Date"), by and between Northwestern University, an Illinois corporation having a principal office at 633 Clark Street, Evanston, Illinois 60208 (hereinafter referred to as "Northwestern") and GenVec, Inc., a Delaware corporation having a principal office at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878-4021 (hereinafter referred to as "Licensee") (each a "Party" and collectively the "Parties").

                                   WITNESSETH
         WHEREAS, Northwestern is the owner of certain patent rights relating to
* and has the right to grant licenses hereunder, subject to a royalty-free, nonexclusive license heretofore granted to the United States Government;
         WHEREAS, Northwestern desires to have the patent rights developed and commercialized to benefit the public and is willing to grant a license hereunder;
         WHEREAS, Licensee has represented to Northwestern that Licensee will commit itself to a thorough, vigorous and diligent program to develop and subsequently manufacture, market, offer for sale and sell products utilizing the patent rights;
         WHEREAS, Licensee desires to obtain a license under the patent rights upon the terms and conditions hereafter set forth;
         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto agree as follows:

                             ARTICLE 1 - DEFINITIONS
         1.1 "AFFILIATE" shall mean any corporation, firm, partnership or other entity, which controls, is controlled by or is under common control with a Party. For the purposes of this definition, "control" shall mean any right or collection of rights that together allow direction on any vote with respect to any action by an entity or the direction of management and operations of that entity. Such right or collection of rights includes without limitation (a) the authority to act as sole member or shareholder or partner with a majority interest in an entity; (b) a majority interest in an entity; and (c) the authority to appoint, elect, or approve at least a majority of the governing board of that entity.
         1.2 "FDA" shall mean the United States Food & Drug Administration and any successor agency thereto.
         1.3 "FIELD" shall mean Gene Therapy for ocular diseases only, including but not limited to, macular degeneration, cancer of the eye, diabetic retinopathy, ocular histoplasmosis syndrome, and retinopathy associated with neovascularization in neonatals. All other uses or applications unless provided for herein are excluded.

[*] = CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. OMITTED TEXT IS INDICATED BY A "*".

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         1.4 "IND" shall mean Investigational New Drug Application suitable for obtaining approval to ship a Licensed Product for the purpose of safety and effectiveness testing of such Licensed Product.
         1.5 "LICENSED PRODUCT" shall mean tangible materials which, in the course of manufacture, use, offer to sell, sale, or importation by or on behalf of Licensee would, in the absence of the License, infringe one or more claims of the Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court or competent jurisdiction or is otherwise expired.
         1.6 "COMBINATION PRODUCT(S)" shall mean a Licensed Product(s) that is sold in combination with one or more other products, active therapeutic agent(s), or agents of administration of Licensed Product which are not Licensed Product(s).
         1.7 "NDA" shall mean an application suitable for obtaining Regulatory Approval, the approval of which is necessary to market Licensed Products in the United States, whether such application is pending or approved or has been filed with respect to the Licensed Products, submitted to the FDA under applicable United States Law.
         1.8 "NET SALES" shall mean the total gross amounts received by Licensee and sublicensees or Affiliates for Licensed Products sold in the First Commercial Sale and subsequent commercial sales, less the following amounts directly chargeable to such Licensed Products: (a) customary trade, quantity or cash discounts and rebates, actually allowed and taken; (b) amounts repaid or credited to customers on account of rejections; (c) freight and other transportation costs, including insurance charges, and duties, tariffs, sales taxes and excise duties and other governmental charges based on sales, turnover or delivery of such Licensed Products and actually paid or allowed by Licensee or sublicensee; (d) amounts allowed or credited due to returns or uncollectible amounts. In the event Licensee or sublicensee or Affiliate sells Combination Product(s), Net Sales from such sales for the purposes of calculating the amounts due under this Agreement shall be calculated by multiplying the Net Sales of that combination by the fraction A/A+B, where A is the gross selling price of the Licensed Product(s) sold separately and B is the gross selling price of the active therapeutic agent(s), or agents of administration of the Licensed Product sold separately.
         1.9 "PATENT RIGHTS" shall mean the patents and patent applications listed on Exhibit A attached hereto and incorporated herein by reference, and any patents which issue from the patent applications listed on Exhibit A attached hereto and incorporated herein by reference, and all substitutions, additions, extensions, reissues, renewals, divisions, continuations and continuations-in-part thereof and any foreign counterparts thereto.
         1.10 "VALID CLAIM" shall mean either (a) a claim of an issued and unexpired patent included within the Patent Rights, which has not been held invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, or
(b) a claim of a pending patent application included within the Patent Rights, which claim has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application. If a claim of a pending application has not been issued as a claim of an issued patent, in less than seven (7) years after the filing date of such claim, such pending claim shall not be a Valid Claim for purposes of this Agreement unless and until the patent is issued including such claim.


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         1.11 "REGULATORY APPROVAL" shall mean the approval of either the FDA or a foreign counterpart thereto required to commence commercial sale of a Licensed Product in such country in the Territory.
         1.12 "TERRITORY" shall mean the entire world.
         1.13 "FIRST COMMERCIAL SALE" shall mean with respect to any Licensed Product on a country-by-country basis, the first sale for use or consumption of such Licensed Product following approval by the FDA or comparable foreign regulatory authority. A transfer of the Licensed Product by Licensee or its sublicensees (a) solely for research and development purposes and for the purpose of directly enabling Licensee and its sublicensees to research and develop Licensed Product under this Agreement and/or (b) prior to Licensee's receipt of approval of a PLA, NDA or equivalent by the FDA (or from the governing health authority of any other country) for use of such Licensed
Product in humans, shall not be considered a First Commercial Sale in the applicable country.
         1.14 "GENE THERAPY" shall mean the introduction of nucleic acid into a person with the purpose of modifying the functions or behaviors of cells of the human body, either by EX VIVO introduction of nucleic acid into cells, which cells are later introduced into such persons' body, or by IN VIVO introduction of nucleic acid into the person's body, to be incorporated into cells of such person (nucleic acid being any composition of matter that includes two or more covalently joined nucleotides and/or variants thereof).
         1.15 "CONFIDENTIAL INFORMATION" shall mean any and all information contained in written or graphic form and marked "Confidential" which is forwarded to one by the other, or, if disclosed orally, is described by a written summary thereof sent to Recipient within thirty (30) days of initial oral disclosure.
         1.16 "PLA" shall mean a Product License Application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, and any corresponding foreign application, registration or certification.

                               ARTICLE II - GRANT
         2.1 Northwestern hereby grants to Licensee and its Affiliates a license, with the right to sublicense, under Patent Rights to make, have made, use, import, offer for sale and sell Licensed Products in the Territory in the Field. Such license shall be exclusive in the Field.
         2.2 The grant under Paragraph 2.1 shall be subject to the obligations of Northwestern and of Licensee to the United States Government under any and all applicable laws, regulations, and executive orders including those set forth in 35 U.S.C. Section 200, et seq.
         2.3 Northwestern retains the right to utilize Patent Rights for noncommercial research purposes and to grant licenses to third parties outside of the Field as defined herein.
         2.4 Licensee may grant and authorize sublicenses within the scope of the license granted to Licensee pursuant to this Agreement. Licensee shall notify Northwestern in writing of grant of any such sublicense which notice shall identify the sublicensee and the business terms of such sublicensees as they relate to Licensed Products. The identity of all sublicensees and the business terms shall be Confidential Information of Licensee.


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                     ARTICLE III - CONFIDENTIAL INFORMATION
         3.1 Northwestern and Licensee each agree that all Confidential Information shall be received in strict confidence, used only for the purposes of this Agreement, and not disclosed by the recipient (except as required by law or court agency or administrative order), its agents or employees to any third party without the prior written consent of an authorized officer of the disclosing Party, unless such Confidential Information (a) was in the public domain at the time of disclosure, (b) later became part of the public domain through no act or omission of the recipient, its employees, agents, successors or assigns, (c) was lawfully disclosed to the recipient by a third party having the right to disclose it, (d) was already known by the recipient at the time of disclosure, (e) was independently developed, as recipient can by competent written proof demonstrate, by persons in its employ or consultants who have had no contact or exposure to, directly or indirectly, with Confidential Information received hereunder, (f) is required by law, regulations, court or administrative agency order, provided that recipient gives prior written notice of such disclosure to the disclosing party and takes all reasonable and lawful actions to avoid and/or minimize the extent of such disclosure, or (g) is required to be submitted to a government agency to obtain and maintain the approvals and clearances of Licensed Products. Subject to Paragraph 3.2, disclosure of Confidential Information may also be made to Affiliates, distributors, customers, and agents, to nonclinical and clinical investigators, collaborators, contract manufacturers, and to consultants underlying such disclosure. Northwestern and Licensee also agree that Confidential Information may be orally disclosed by one Party to the Other Party. Such Confidential Information shall be confirmed in writing and designated "Confidential" within thirty (30) days of disclosure for the provisions of this Article III to apply.
         3.2 Each Party's obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other Party's Confidential Information as it uses to protect its own confidential information. This obligation shall exist while this Agreement is in force and for a period of two
(2) years thereafter; provided, however, with respect to Confidential Information pertaining to sublicenses or other party agreements the obligations of recipient under this Agreement shall, subject to Paragraph 3.1 above, survive any termination or expiration of this Agreement until the expiration of the applicable confidentiality obligations of those third party agreements.
         3.3 This Agreement may be distributed solely (a) to those employees, agents, active or prospective investors or corporate partners, professional advisors, and independent contractors of Northwestern or Licensee who have a need to know its contents, (b) to those persons whose knowledge of its contents will facilitate performance of the obligations of the parties under this Agreement, (c) to those persons, if any, whose knowledge of its contents is essential in order to permit Licensee or Northwestern to maintain or secure the benefits under policies of insurance, or (d) as may be required by law or regulation or by court or administrative agency order or the Securities and Exchange Commission, provided that the recipient of Confidential Information give prior written notice of such disclosure to the disclosing party and takes all reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.


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                    ARTICLE IV - MILESTONES AND DUE DILIGENCE
         4.1 Licensee shall, upon execution of this Agreement, submit to Northwestern a preliminary development and business plan that sets forth an outline of Licensee's intended efforts to develop and commercialize Licensed Products. Such plan shall include a summary of personnel, expenditures and estimated timing for the development of Licensed Products and estimates of the market potential for Licensed Products.
         4.2 Licensee shall use commercially reasonable efforts to comply with the following milestones:
               (a) completion of GMP manufacturing of Licensed Product within * from the Effective Date;
               (b) completion of toxicological studies for IND and submission of an IND for a Licensed Product within * from the Effective Date;
               (c) completion of a safety trial in humans (Phase I clinical trial) for a Licensed Product within * from the Effective Date;
               (d) completion of a Phase II clinical trial for a Licensed Product within * from the Effective Date;
               (e) completion of a Phase III clinical trial for a Licensed Product within * from the Effective Date;
               (f) submission to an applicable regulatory authority of an NDA or PLA for a Licensed Product within * from the Effective Date;
         The foregoing milestones may be satisfied by Licensee and/or its Affiliates or sublicensees. Licensee agrees to devote that level of resources to the commercialization of a Licensed Product as other companies in the industry customarily devote to products of similar commercial potential. Further, it is understood by Northwestern that the foregoing milestones are believed to represent the appropriate course of action for bringing a product to the market. It is further understood that changes in circumstances, including but not limited to, changes in the applicable law, changes in the progress in the development of a product, changes in the market for ocular products or changes in the type and nature of products pursued by Licensee, and/or delays in the commercial or scientific progress of a product or Licensee's business, may necessitate following a different plan for commercialization of a product. In such instances, Licensee may request that the schedule of milestones be modified and will so notify Northwestern in writing and submit a new schedule of milestones subject to approval of Northwestern, such approval not to be unreasonably withheld. Northwestern agrees that receipt of a milestone payment pursuant to Article 5 shall be construed as due diligence toward Licensee's compliance with such milestone.

                               ARTICLE V - PAYMENT
         In consideration of the license granted by Northwestern to Licensee under this Agreement, Licensee shall pay to Northwestern the following:
         5.1 A non-creditable, non-refundable licensing fee of $* upon execution of this Agreement, and within 60 days of the Effective Date.
         5.2 The following non-creditable and non-refundable milestone payments on the earlier of the dates specified or upon achievement of particular milestones in the development of Licensed Products:
               (a) $* upon submission of the first IND for a Licensed Product, or *;


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               (b)  $* upon the first initiation of a Phase II clinical trial of a Licensed Product or *;
               (c) $* upon the first initiation of a Phase III clinical trial of a Licensed Product or *;
               (d) $* upon the first Regulatory Approval of a Licensed Product in a major market country (United States, Japan, France, Germany, United Kingdom, Italy) or *.
          5.3 Beginning the first full calendar year after the Regulatory Approval of a Licensed Product in a major market country, or the year 2009, whichever comes first, Licensee shall pay to Northwestern minimum royalty payments of $* per year, payable on January 30 of the year. Any such minimum royalty payments shall be fully creditable against any payments required under Paragraph 5.4.
          5.4 A running royalty of * percent (*%) of Net Sales of Licensed Products manufactured or sold in a country within the Territory covered by a Valid Claim of an issued patent. In the event that Licensee enters into other licensee agreement(s) with third party(ies) with respect to intellectual property which in Licensee's opinion is legally required or which is cost effective, improves the manufacture, use or sale of Licensed Product(s), Licensee may offset amounts paid to such third party(ies) against earned royalties due Northwestern hereunder, by reducing Licensee's obligation to Northwestern by *% for each *% of royalties which Licensee is obligated to pay to third parties; provided, however, the minimum earned royalty rate due Northwestern shall not be less than * percent (*%). In the event that there is no issued Valid Claim in the Patent Rights covering such Licensed Product(s) in a given country, but there is pending claim within the Licensed Patent Rights covering such Licensed Product(s) and such claims have been pending for seven (7) years or less from the filing date of such claims, the royalties set forth above shall be reduced by * percent (*%) (hereinafter the "Patent Pending Reduction") until the date when such pending claims are allowed for issuance by the appropriate authority with such country.
          5.5 In addition to the running royalties under Paragraph 5.4, * percent (*%) of the following sublicensing royalties/fees received by Licensee from the sublicensing of the Patent Rights: (i) execution or up-front royalties/fees, (ii) minimum annual royalties/fees, and (iii) benchmark or milestone royalties/fees. Such sublicensing royalties/fees do not include royalties or fees received by Licensee for the purchase of equity, debt financing, research and/or development funds, the license or sublicense of intellectual property other than the Licensed Product(s) or reimbursement for patent or other expenses.

                  ARTICLE VI - PAYMENT, REPORT AND RECORDS
         6.1      PAYMENT DATES AND REPORTS
                  Upon the First Commercial Sale of Licensed Product(s) and within sixty (60) days after the end of each calendar quarter of each year during the term of this Agreement (including the last day of any calendar quarter following the expiration of this Agreement), Licensee shall pay to Northwestern, all royalties accruing during such calendar quarter. Such payments shall be accompanied by a statement showing the Net Sales of each Licensed Product by Licensee and its sublicensees in each country, the applicable royalty rate and the calculation of the amount of royalty due.


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         6.2      ACCOUNTING
                  a.       PAYMENTS IN U.S. DOLLARS
                            All dollar sums referred to in this Agreement are
expressed in U.S. dollars and Net Sales used for calculating the royalties and other sums payable to Northwestern by Licensee pursuant to Paragraph 6.1 shall be computed in U.S. dollars. For purposes of determining the amount of royalties due, the amount of Net Sales in any foreign currency shall be computed by converting such amount into U.S. dollars at the prevailing commercial rate of exchange for purchasing U.S. dollars with such foreign currency in question as quoted by Citibank in New York on the last business day of the calendar quarter for which the relevant royalty payment is to be made by Licensee.
                  b.       BLOCKED ROYALTIES
                           Notwithstanding the foregoing, if by reason of any
restrictive exchange laws or regulations Licensee or any Affiliate or sublicensee hereunder shall be unable to convert to U.S. dollars an amount equivalent to the royalty payable by Licensee hereunder in respect of Licensed Product sold for funds other than U.S. dollars, Licensee shall notify Northwestern promptly with an explanation of the balance thereof due hereunder and not paid in funds other than U.S. dollars after, and to the extent that such restrictive exchange laws or regulations are lifted so as to permit such conversion to United States dollars, of which lifting Licensee shall promptly notify Northwestern. At its option, Northwestern shall meanwhile have the right to request the payment (to it or to a nominee), and upon such request Licensee shall pay, or cause to be paid, all such amounts (or such portions thereof as are specified by Northwestern) in funds, other than U.S. dollars, designated by Northwestern and legally available to Licensee under such then existing restrictive exchange laws or regulations.
     6.3 RECORDS
         Licensee shall keep, and shall cause its Affiliates and sublicensees to keep, for three (3) years from the date of payment of royalties, complete and accurate records of sales of each Licensed Product by Licensee; its Affiliates and its sublicensees in sufficient detail to enable the accruing royalties to be determined accurately. Northwestern shall have the right during this period of three (3) years after receiving any report with respect to royalties due and payable to appoint, at its expense, an independent certified public accountant to inspect the relevant records of Licensee, its Affiliates, and its sublicensees to verify such report. Northwestern shall submit the name of said accountant to Licensee for approval; said approval shall not be unreasonably withheld. Licensee shall make its records and those of its Affiliates, and use reasonable efforts to have its sublicensees make available its records for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Northwestern, to the extent necessary to verify the accuracy of the reports and payments with not more than one (1) inspection per calendar year. Northwestern agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Northwestern to reveal such information in order to enforce its rights under this Agreement or as may be required by law. If royalties are understated by 10 percent (10%) or more in Licensee's favor, the Licensee shall, within ten (10) days of receipt of the audit report, pay the balance due Northwestern plus all reasonable costs of the audit or inspection and interest


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at the prime rate as quoted by Citibank in New York from the date at which such balance would have otherwise been due and payable. If royalties are understated by less than ten percent (10%), Licensee shall include such understated amount with the next scheduled payment pursuant to Paragraph 6.1.

                            ARTICLE VII - PUBLICATION
         Northwestern will be free to publish the results of any research conducted at Northwestern, that may be related to Patent Rights or Licensed Products and use any information for purposes of research, teaching, and other educationally-related matters. Such publication rights shall not require Licensee's approval, except only if Licensee has provided Northwestern with any Confidential Information or proprietary information of Licensee, in which case Northwestern agrees to submit to Licensee any proposed publication or presentation related to Patent Rights at least thirty (30) days prior to publication or public disclosure. Licensee, within twenty (20) days after receipt, shall advise in writing if there is any Confidential Information or proprietary information of Licensee or potentially patentable subject matter. At Licensee's written request Northwestern shall remove any such Confidential Information or proprietary information from such proposed publication or public disclosure.

                        ARTICLE VIII - PATENT PROSECUTION
         8.1 Northwestern shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the Patent Rights in the United States and in the foreign countries listed in Exhibit A hereto. The filing, registration, prosecution, and maintenance of all Patent Rights shall be the primary responsibility of Northwestern; provided, however, Licensee shall have reasonable opportunities to advise Northwestern and shall cooperate with Northwestern in such prosecution, filing and maintenance.
         8.2 Licensee agrees to pay for one-third (1/3) of all necessary and reasonable out-of-pocket legal expenses incurred prior to the Effective Date by Northwestern in obtaining and maintaining Patent Rights. Licensee shall reimburse Northwestern for such expenses within thirty (30) days of receiving an itemized invoice for payment thereof. For all necessary and reasonable out-of-pocket legal expenses incurred after the Effective Date by Northwestern in obtaining and maintaining Patent Rights, Licensee agrees to pay the lesser of one-third (1/3) or a pro rata share of such expenses, where such pro rata share is determined by the number of third parties with option or license to any and/or all of the Patent Rights hereunder at the time Northwestern invoices Licensee for such expenses ("Third Party Rights"). On a monthly basis, Northwestern shall submit to Licensee an itemized invoice for such expenses incurred during the prior month period, together with documentation in a form reasonably acceptable to Licensee for applicable services with respect to such expenses rendered by third party vendors, and the number of Third Party rights then in effect. Licensee shall reimburse Northwestern the applicable amount of such expenses within thirty (30) days of receiving an invoice for payment thereof. Licensee may raise any objections to such amounts invoiced within the thirty (30) day time period for payment.
         8.3 Northwestern shall permit Licensee to provide comments and suggestions with respect to the selection of patent counsel, preparation, filing, prosecution, and maintenance of Patent Rights, which comments and suggestions shall be considered by


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Northwestern, but may not be accepted. Following execution of this Agreement and receipt of the license issue fee, Northwestern shall provide Licensee with copies of all documents relating to patents or patent applications within the Patent Rights as soon as is reasonably practical. Northwestern agrees to consult Licensee on matters of all Office Actions issued by the Patent Office and agrees to consider the incorporation into the final version of such documents any reasonable change(s) and/or claim(s) requested by Licensee thereof. In any event Northwestern shall not cancel any claims related to the subject matter of Licensed Products or Licensed Processes, without the consent of Licensee.
         8.4 Northwestern shall seek Patent Rights in all countries as listed in Exhibit A. If Licensee should desire to seek patent protection in countries not listed in Exhibit A, Licensee shall notify Northwestern in writing and shall be responsible for any associated costs, except Licensee shall only be responsible for its pro rata share of such associated costs, if other licensees of Patent Rights also desire patent protection in such country, and shall reimburse Northwestern for such costs or its pro rata share, as applicable. If
Northwestern wishes to discontinue prosecuting or maintaining an application or patent in a given country, Licensee shall have the option of assuming responsibility for such prosecution or maintenance in Northwestern's name, wherein, Licensee shall be responsible for all associated costs, and shall reimburse Northwestern for such costs, except Licensee shall only be responsible for its pro rata share of such associated costs if other licensees of Patent Rights also desire patent protection in such country.

                            ARTICLE IX - INFRINGEMENT
         9.1 Licensee shall inform Northwestern promptly in writing of any alleged infringement of the Patent Rights by a third party and of any available evidence thereof.
         9.2 During the terms of this Agreement, Northwestern shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Patent Rights and, in furtherance of such right, Licensee hereby agrees that Northwestern may include Licensee as a party plaintiff in such suit, without expense to Licensee. Prior to commencing an infringement action, Northwestern shall give consideration to the views of Licensee in connection with the action, including the selection of counsel. Northwestern shall continue to inform Licensee of all contemplated strategies, including settlement, consent judgment or other voluntary final disposition of the suit, and shall carefully consider Licensee's views thereon. The total cost of any such infringement action commenced or defended solely by Northwestern shall be borne by Northwestern and Northwestern shall keep any recovery or damages for past infringement derived therefrom.
         9.3 If within six (6) months after having been notified of any alleged infringement, Northwestern shall not have brought and shall not be diligently prosecuting an infringement action, or if Northwestern shall notify Licensee at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights, and Licensee may, for such purposes, use the name of Northwestern as party plaintiff; provided, however, that such right to bring such infringement action shall remain in effect only for so long as the license granted herein remains exclusive. No settlement, consent judgment or other voluntary final

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disposition of the suit may be entered into without the consent of Northwestern, which consent shall not unreasonably be withheld. Licensee shall indemnify Northwestern against any order for costs that may be made against Northwestern in such proceedings. Licensee shall keep any recovery or damages for past infringement derived therefrom; provided, however, that such recovery, less any and all expenses or costs incurred by Licensee, including, but not limited to, reasonable attorneys' fees, shall be treated as Net Sales for the purpose of calculating running royalties under Paragraph 5.4.
         9.4 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against Licensee, Northwestern, at its option, shall have the right, within thirty (30) days after it receives notice of the commencement of such action, to intervene and take over the sole defense of the action at its own expense.
         9.5 In any infringement suit that either Party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the Party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.
         9.6 Licensee, during the term of this Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer for future use of the Patent Rights. Any sublicensing royalties/fees received by Licensee shall be treated pursuant to Paragraph 5.5.

                          ARTICLE X - PRODUCT LIABILITY
         10.1 Licensee shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Northwestern, its trustees, directors, officers, employees and Affiliates, harmless against all claims, proceedings, demands and liabilities or any kind whatsoever, including legal expenses and reasonable attorneys' fees arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Product(s) or arising from any obligation of Licensee hereunder.
         10.2 Licensee shall obtain and carry in full force and effect commercial, general liability insurance which shall protect Licensee and Northwestern with respect to events covered by paragraph 10.1 above. Such insurance shall be written by a reputable insurance company authorized to do business in the State of Illinois, shall list Northwestern as an additional named insured thereunder, shall be endorsed to include product liability coverage and shall require thirty (30) days written notice to be given to Northwestern prior to any cancellation or material change thereof. The limits of such insurance shall not be less than Five Million Dollars ($5,000,000) per occurrence with an aggregate of Five Million Dollars ($5,000,000) for personal injury or death; provided, however, upon the approval of an IND for a Licensed Product, Licensee shall maintain insurance of not less than an aggregate of Ten Million Dollars ($10,000,000) for personal injury or death, and upon the First Commercial Sale of a Licensed Product maintain insurance of not less than an aggregate of Fifteen Million Dollars ($15,000,000) for personal injury or death. In addition, Licensee shall maintain insurance of not less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million


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Dollars ($3,000,000) for property damage. Licensee shall provide Northwestern with Certificates of Insurance evidencing the same.
         10.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NORTHWESTERN, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHT OF CLAIMS, ISSUED OR PENDING AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY NORTHWESTERN THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL NORTHWESTERN, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER NORTHWESTERN SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.
         10.4 To Northwestern's best knowledge Northwestern represents that: (i) Northwestern is the sole and exclusive owner of all right, title and interest in and to the Patent Rights; (ii) Northwestern has the right to grant the rights and licenses granted herein; (iii) the Patent Rights are free and clear of any lien, encumbrance, security interest or restriction on license; (iv) Northwestern has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in or to the Patent Rights, or any portion thereof, inconsistent with the license granted to Licensee herein;
(v) there are no threatened or pending actions, suits, investigations, claims or proceedings in any way relating to the Patent Rights, except for the routine prosecution of pending patent applications relating to the Patent Rights.

                        ARTICLE XI - TERM AND TERMINATION
         11.1 This Agreement shall become effective on the Effective Date. Unless sooner terminated as provided for below, this Agreement shall continue in effect, on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the last to expire patent for so long as there is an issued Valid Claim in such country covering such Licensed Product.
         11.2 Licensee shall have a unilateral right to terminate this Agreement and/or any licenses in any country by giving Northwestern sixty (60) days written notice to that effect.
         11.3 Northwestern shall have the right to terminate or render this license non-exclusive at any time if Northwestern determines that Licensee; (a) has not adhered to the milestones and/or benchmarks of the commercial development plan submitted by Licensee, and the Licensee cannot otherwise demonstrate to Northwestern's satisfaction that Licensee has taken, or can be expected to take within reasonable time, effective steps to achieve such milestones and/or benchmarks, or (b) is not keeping Licensed Products


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reasonably available to the public after commercial use commences. In making this determination, Northwestern will take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and annual reports submitted by Licensee. Prior to invoking this right, Northwestern shall give written notice to Licensee providing Licensee specific notice of, and a sixty (60) day opportunity to respond to, Northwestern's concerns as to the previous items a) and/or b). If Licensee has not cured such breach within sixty (60) days after receipt of such notice from Northwestern, Northwestern will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement effective immediately; provided, however, if Licensee receives notification from Northwestern of a material breach and if Licensee notifies Northwestern in writing within sixty (60) days of receipt of such default notice that it disputes the asserted default, the matter will be submitted to arbitration as provided in Article XIII of this Agreement. For disputes involving Article IV, Northwestern shall not have the right to terminate this Agreement until it has been determined in such arbitration proceeding that Licensee materially breached this Agreement, and the Licensee fails to cure such breach within ninety (90) days after the conclusion of such arbitration proceeding.
         11.4 The provisions of Article III (Confidentiality), Article VI (Payments, Reports and Records), Article X (Product Liability), Article XII (Assignment), Article XIII (Dispute Resolution) and Article XIV (Notices and Payments) shall survive termination or expiration of this Agreement in accordance with their terms.
         11.5 If (1) either Party breaches any material obligation imposed by this Agreement; (2) either Party makes any general assignment for the benefit of its creditors; (3) a petition is filed by or against either Party, or any proceeding is initiated against either Party as a debtor, under any bankruptcy or insolvency law, unless the laws then in effect void the effectiveness of this provision; or (4) a receiver, trustee, or any similar office is appointed to take possession, custody, or control of all or any part of either Party's assets or property, then the other Party may, at its option, send a written notice that it intends to terminate the license granted by this Agreement.
         11.6 If the Party in breach does not cure the breach, negate the assignment, obtain a dismissal of the proceeding, or have the appointment vacated and regaining its assets within ninety (90) days from the notice date, then the other Party shall have the right to terminate the license granted immediately upon the date of mailing of a written notice of termination to the Party in breach.
         11.7 Upon termination of this Agreement for any cause, nothing herein shall be construed to release either Party of any obligation that has matured prior to the effective date of such termination. Licensee may, after the date of such termination, sell all Licensed Products that it may have on hand at the date of termination, provided that it pays the earned royalty thereon as provided in this Agreement.
         11.8 In the event of termination for breach by Licensee, Licensee agrees to no longer use any of the Patent Rights under which it has been granted a license.
         11.9 Upon termination of this Agreement for any reason, Licensee shall assign to Northwestern any and all existing sublicense agreements of any of the Patent Rights hereunder, provided the financial obligations of each sublicensee to Northwestern shall be limited to the amounts Licensee shall be obligated to pay Northwestern for the activities of such sublicensee pursuant to this Agreement. Northwestern agrees to keep


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such assigned sublicenses in force to the extent that Northwestern is capable of performing as Northwestern in place of Licensee. If any sublicense agreement cannot be assigned to Northwestern, such sublicense agreement shall terminate immediately, and such sublicensee shall be allowed to sell all Licensed Products that it may have on hand at the date of termination, provided that it pays the earned royalty thereon as provided in this Agreement, and Licensee agrees that such sublicense agreements of the Patent Rights shall provide that upon the termination of the sublicense agreement the sublicensee's rights to the Patent Rights shall terminate under such sublicense agreement. Furthermore, Northwestern agrees that Licensee shall be not held liable for any infringement of any of the Patent Rights by such sublicensee after termination of the sublicense agreement where the alleged infringing act(s) took place after termination of the sublicense agreement.

                            ARTICLE XII - ASSIGNMENT
         This Agreement shall not be assignable by either Party without the prior written consent of the other, except that any Party may assign this Agreement to any Affiliate, to a successor in interest (including the surviving company in any consolidation or merger), or to an assignee of substantially all the business and assets of such Party, or with respect to Licensee, to an assignee of all or substantially all of the business to which this Agreement relates.

                        ARTICLE XIII - DISPUTE RESOLUTION
         13.1 The Parties agree to effect all reasonable efforts to resolve any and all disputes between them in connection with this Agreement in an amicable manner.
         13.2 The Parties agree that any dispute that arises in connection with this Agreement and which cannot be amicably resolved by the parties shall be resolved by binding Alternative Dispute Resolution (ADR) in the manner set forth in Paragraph 13.3 though Paragraph 13.5.
         13.3 If a Party intends to begin ADR to resolve a dispute, such Party shall provide written notice to the other Party informing the other Party of such intention and the issues to be resolved. Within ten (10) business days after its receipt of such notice, the other Party may, by written notice to the Party initiating ADR, add additional issues to be resolved. If the Parties cannot agree upon the selection of a neutral person within twenty (20) business days following receipt of the original ADR notice, a neutral person shall be selected by the then President of the Center for Public Resources (CPR), 680 Fifth Avenue, New York, New York 10019. The neutral person shall be a single individual having experience in the biotechnology and/or pharmaceutical industry who shall preside in resolution of any disputes between the Parties. The neutral person selected shall not be an employee, director or shareholder of either Party or an Affiliate or sublicensee.
         13.4 Each Party shall have ten (10) business days from the date the neutral person is selected to object in good faith to the selection of that person. If either Party makes such an objection, the then President of the CPR shall, as soon as possible thereafter, select another neutral person under the same conditions as set forth above. This second selection shall be final.


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13.5     The ADR shall be conducted in the following manner:
               (a) No later than forty-five (45) business days after selection, the neutral person shall hold a hearing to resolve each of the issues identified by the Parties.
               (b) At least five (5) days prior to the hearing, each Party must submit to the neutral person and serve on the other Party a proposed ruling on each issue to be resolved. Such proposed ruling shall contain no argument on or analysis of the facts or issues, and shall be limited to not more than fifty (50) pages.
               (c) The neutral person shall not require or permit any discovery by any means, including depositions, interrogatories or production of documents.
               (d) Each Party shall be entitled to no more than eight (8) hours of hearing to present testimony or documentary evidence to the neutral person. The testimony of both Parties shall be presented during consecutive calendar days. Such time limitation shall apply to any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the Party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the neutral person to determine whether the parties have had the eight
                    (8) hours to which each is entitled.
               (e) Each Party shall have the right to be represented by counsel. The neutral person shall have the sole discretion with regard to the admissibility of any evidence.
               (f) The neutral person shall rule on each disputed issue within thirty (30) days following the completion of the testimony of both Parties. Such ruling shall adopt in its entirety the proposed ruling of one of the Parties on each disputed issue.
               (g) ADR shall take place in Chicago, Illinois. All costs incurred for a hearing room shall be shared equally between the Parties.
               (h) The neutral person shall be paid a reasonable fee plus expenses, which fees and expenses shall be shared equally by the Parties.
               (i) The ruling shall be binding on the Parties and may be entered as an enforceable judgment by a state or federal court having jurisdiction of the Parties.
        13.6  This section XIII shall survive any termination of this Agreement.

                       ARTICLE XIV - NOTICES AND PAYMENTS
         Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other Party:

In the case of Northwestern:         Executive Director
                                     Technology Transfer Program
                                     Northwestern University


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

                                     1880 Oak Avenue, Suite 100
                                     Evanston, Illinois 60201

In the case of Licensee:             Attn:  President
                                     GenVec, Inc.
                                     65 West Watkins Mill Road
                                     Gaithersburg, MD 20878-4021
         With a copy to              Attn: Senior Vice President, Corporate
                                     Development

                              ARTICLE XV - GENERAL
         15.1 FORCE MAJEURE. Neither party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental regulation, fire, flood, labor difficulties, interruption of supply of key raw materials, civil disorder, and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of the delay.
         15.2 SEVERABILITY. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.
         15.3 APPLICABLE LAW. This Agreement is made in accordance with and shall be governed and construed under the laws of the State of Illinois, excluding its choice of law rules.
         15.4 ENTIRE AGREEMENT. This Agreement and the exhibits attached hereto constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party.
         15.5 HEADINGS. The headings for each article and section in this Agreement have been inserted for convenience or reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.
         15.6 INDEPENDENT CONTRACTORS. The Parties are not employees or legal representatives of the other party for any purpose. Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party.
         15.7 ADVERTISING. Licensee shall not use the name of the inventors for Patent Rights, nor the name of Northwestern in any advertising, promotional or sales literature, without prior written consent obtained from Northwestern in each case; provided, however, Licensee, at its discretion, may make a mutually agreed upon press release regarding the Agreement promptly following the Effective Date of the Agreement. Once a particular press release has been approved for disclosure by Northwestern, Licensee may make disclosures which do not differ materially therefrom without any need for further consent by Northwestern.
         15.8 WAIVER. Any waiver (express or implied) by either Party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach.


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

         15.9 COUNTERPARTS. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.
         15.10 PATENT MARKING. Licensee agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.


         IN WITNESS WHEREOF, the Parties have executed this Agreement effective on the date first set forth above.

LICENSEE                                NORTHWESTERN

By:________________________             By:_________________________________
   Name: Thomas E. Smart                   Name: Lydia Villa-Komaroff, Ph.D
   Title: Sr. Vice President,              Title: Vice President for Research
    Corporate Development

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                                    EXHIBIT A


*

            NATIONAL PHASE FILINGS IN THE FOLLOWING COUNTRIES:
                           Canada
                           Japan
                           Australia
                           EPO countries designated as follows:
                                    Austria
                                    Belgium
                                    Switzerland/Liechtenstein
                                    Germany
                                    Denmark
                                    Spain
                                    Finland
                                    France
                                    United Kingdom
                                    Greece
                                    Ireland
                                    Italy
                                    Luxembourg
                                    Monaco
                                    Netherlands
                                    Portugal
                                    Sweden



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